Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Skillsoft Corp. on Form S-3 of our report dated March 12, 2021, except for the effects of the restatement disclosed in Note 2 – Amendment No. 1 as to which the date is May 10, 2021 and Note 2 – Amendment No. 2 as to which the date is October 21, 2022, with respect to our audits of the financial statements of Churchill Capital Corp II (now known as Skillsoft Corp.) as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019 appearing in the Annual Report on Amendment No. 2 to Form 10-K/A of Churchill Capital Corp II (now known as Skillsoft Corp.) for the year ended December 31, 2020 and our report dated December 8, 2022 with respect to our audit of the consolidated financial statements of Churchill Capital Corp II (now known as Skillsoft Corp.) as of June 10, 2021 and for the period from January 1, 2021 through June 10, 2021 appearing in the Form 8-K of Skillsoft Corp. dated December 8, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 21, 2022